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                                                                  Exhibit 10.27

                               LICENSE AGREEMENT

     This License Agreement (this "Agreement") is entered into as of February 8th, 1999 by and between America's Doctor, Inc. (the "Licensee or the "Company") and Jaspin Interactive, Inc. (the "Licensor"), for the purpose of granting the Licensee an in perpetuity license to use certain software which has been developed by the Licensor, and fully-paid for by the Licensee.

RECITALS:

     WHEREAS, the Licensee is an on-line company which provides medical information and image marketing services through America Online and other sites on the Internet, which sites may change from time to time (the "Websites");

     WHEREAS, the Licensee hired the Licensor as an independent contractor to build chat-related Source Code, Executable Code, and software (the "AD Chatware") for the Company's site and to integrate the code(s) into the Company's site(s) in order to assist the Company in providing on-line chat to its consumers;

     WHEREAS, the Licensee fully and completely paid for the development of the AD Chatware in exchange for an in perpetuity and partially-exclusive license to utilize the Licensed Software in its Websites and as otherwise described in this Agreement;

     WHEREAS, the Licensor has developed the AD Chatware and has agreed to furnish the Licensee with the in perpetuity right to use the Licensed Software in any manner connected with the Licensee's business, and has agreed to provide the Licensee exclusive rights to the use of the Licensed Software in connection with any medical or health-related company, venture entity or enterprise;

     WHEREAS, the Licensor has agreed to perform maintenance and services for the Licensee including maintenance and support for the Licensed Software and the Websites; wherefore, in connection with this Agreement, the parties intend to execute a maintenance agreement for the Licensor's continued maintenance of and assistance with the Licensed Software and the Websites;

     WHEREAS, in connection with this Agreement, the parties intend to execute a marketing agreement for the marketing and sale of the Licensed Software to other non-medical or health-related companies;

     WHEREAS, the Licensor and the Licensee desire to memorialize this Agreement in writing;

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     NOW THEREFORE, in consideration of the above-stated recitals, which are incorporated herein as a material part of this Agreement, and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

     1. DEFINITIONS. As used in this Agreement:

     "Affiliates" means, with respect to a party, any person or entity that controls, is controlled by, or is under common control with such party.

     "Confidential Information" means: (1) any information relating to either party's product plans, design, costs, prices and names, finances, marketing plans, business opportunities, personnel, research development or know-how; and (ii) the terms and conditions of this Agreement. "Confidential Information" shall not include information that: (i) is or becomes generally known or available by publication, commercial use or otherwise through no fault of the receiving party; (ii) is independently developed or learned by the receiving party; (iii) is lawfully obtained from a third party that has the right to make such disclosure; or (iv) is made generally available by the disclosing party without restriction on disclosure.

     "Documentation" means any user manual, technical documentation regarding the design and structure or other explanatory document provided to the Licensee along with the Licensed Software.

    "Executable Code" means the fully compiled version of a software program that can be executed by a computer and used by an end user without further compilation.

     "Intellectual Property Rights" means all copyrights, trademarks, service marks, trade secrets, patents, patent applications, moral rights, contract rights, and other proprietary rights.

     "Licensed Software" means the software program or programs described as the AD Chatware and any modified, updated or enhanced versions of such program(s) the Licensor may provide to the Licensee pursuant to this Agreement or pursuant to a separate maintenance agreement.

     "Source Code" means the human-readable version of a software program that can be compiled into Executable Code.

     2. LICENSE GRANT. Subject to the terms and conditions of this Agreement, the Licensor grants to the Licensee and its Affiliates a partially-exclusive (as defined in Section 3), worldwide, perpetual and irrevocable fully-paid and royalty-free license under all of the Licensor's worldwide Intellectual Property Rights to use the Licensed Software and to make unlimited copies of the Licensed Software for backup and archival purposes.


                                       2


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     3. PARTIALLY EXCLUSIVE GRANT. Subject to the terms and conditions of this Agreement, the Licensor grants to the Licensee and its Affiliates the EXCLUSIVE, worldwide, perpetual and irrevocable fully-paid and royalty-free license under all of the Licensor's worldwide Intellectual Property Rights to use the Licensed Software in connection with any medical or health-related purpose, business, company, venture, entity, or individual. The Licensor represents and warrants that it will not allow any use of the Licensed Software or programs created by the Licensor that perform the same or similar function as the Licensed Software in connection with any medical or health-related purpose, business, company, venture, entity, or individual, nor will the Licensor assist any business, company, venture, entity or individual develop such software. Subject to the terms and conditions of this Agreement, the Licensor grants to the Licensee and its Affiliates the NON-EXCLUSIVE, worldwide, perpetual and irrevocable fully-paid and royalty-free license under all of the Licensor's worldwide Intellectual Property Rights to use the Licensed Software in connection with any business, company, venture or entity which is not medical or health-related.

     4. RESTRICTIONS ON USE. The Licensee acknowledges the Licensor's claim that the Licensed Software and its structure or organization constitute valuable secrets of the Licensor. Accordingly, the Licensee agrees not to use or copy the Licensed Software except as allowed under Sections 2 or 3. The Licensee agrees not to sublicense, lease, rent or sell (except in connection with an assignment of the Licensee's rights permitted under Section 12.3 or as otherwise provided in a marketing agreement between the Licenses and Licensor to be executed in connection with this Agreement) the Licensed Software to any third party (other than the Licensee's Affiliates). The Licensee further agrees not to disassemble, reverse engineer or decompile the Licensed Software, except as otherwise permitted in this Agreement.

     5. DELIVERY, INSTALLATION AND ACCEPTANCE. The Licensee acknowledges that the Licensor has delivered and installed the Licensed Software and the Documentation to the Licensee, and the Licensee has accepted the Licensed Software and Documentation subject to the warranties contained in Section 7.

     6. LICENSE FEES AND PAYMENTS. The Licensor acknowledges that the Licensee has made all payments for the License of the Licensed Software hereunder, and that no further fee, duty, royalty or payment is due or owing to the Licensor from the Licensee.

      7. WARRANTIES

          7.1 METHOD OF TRANSFER. The Licensor warrants that the method in which the Licensed Software (and any modified, updated, or enhanced versions of the Licensed Software) is provided to the Licensee, shall be free of defects in material and workmanship, and the Licensed Software will arrive at the transfer destination in an undamaged and fully-functioning state. This warranty does not apply to damage resulting from misuse, abuse or neglect by the Licensee.


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     7.2 PERFORMANCE. For a period of 180 days from the commencement of the
Term of this Agreement (the "Warranty Period"), the Licensor warrants that the Licensed Software, when used as permitted under this Agreement, will operate substantially as described in the Documentation and as anticipated by the Licensee. The Licensor acknowledges that the Licensed Software is mission critical and warrants that the Licensee's use of the initial Licensed Software will be error-free and uninterrupted during the Warranty Period, and the Licensor will undertake all commercially reasonable efforts to ensure error-free and uninterrupted operation of the Licensed Software following any upgrades or modifications of the Licensed Software. Notwithstanding the foregoing, the Licensor shall not be responsible for any error or interruption caused by the Licensee, such as: defects in the Licensee's hardware or operating system software; or breakdowns in the Licensee's communications equipment or service. The Licensor will, at its own expense for any breach of this warranty, use commercially reasonable efforts to correct any reproducible error in the Licensed Software reported to the Licensor by the Licensee during the Warranty Period. Any such error correction provided to the Licensee will not extend the original Warranty Period.

     The warranty under this Section 7.2 will not apply to output, results, errors, or abnormal terminations caused in whole or part by:

     (a) any functionality of the Licensed Software not created or integrated by the Licensor or use of the Licensed Software in combination with any other product not created or integrated by the Licensor; or

     (b) any modifications of the Licensed Software made by a party other than the Licensor.

     7.3 VIRUSES. The term "Virus" means any computer code designed to (a) disrupt, disable, harm, or otherwise impede in any manner the operation of a computer program or computer system or (b) damage or destroy any data files residing on a computer system without the users' consent. Licensor represents and warrants that the Licensed Software (and any modifications, upgrades or enhancements thereto) and the media on which the Licensed Software is furnished to the Licensee, when delivered to the Licensee, will not contain any reasonably detectable Viruses.

    7.4 YEAR 2000 COMPLIANCE. The Licensor warrants that the Licensed Software is Year 2000 Compliant with respect to any functionality of the Licensed Software. For purposes of this section, "Year 2000 Compliant" means:

     (a) all data receivable by the Licensed Software, as well as the functions, calculations, output, results, and other computing processes of the Licensed Software (collectively, "Processes") perform in a consistent manner regardless of the date in time on which the Processes are actually performed and regardless of the date input to the system, whether before, on, or after January 1, 2000 and whether or not the dates are affected by leap years;

     (b) the Licensed Software accepts, calculates, compares, sorts, extracts, sequences, and otherwise processes date inputs and date values, and returns and displays date values in a consistent manner regardless of the dates used, whether before, on, or after January 1, 2000;

     (c) the Licensed Software will function without interruptions caused by the date in time on which the Processes are actually performed or by the date input to the system, whether before, on or after January 1, 2000;

     (d) the Licensed Software accepts and responds to year input in a manner that resolves any ambiguities as to century in a defined and predetermined and appropriate manner; and

     (e) the Licensed Software stores and displays date information in ways that are unambiguous as to the determination of the century.

     The warranty under this Section 7.4 will not apply to output, results, errors, or abnormal terminations caused in whole or part by:

     (a) any functionality of the Licensed Software not created or integrated by the Licensor or use of the Licensed Software in combination with any other product not created or integrated by the Licensor; or

     (b) any modifications of the Licensed Software made by a party other than the Licensor.

     During the Warranty Period, the Licensor will, at its own expense for any breach of this warranty, use commercially reasonable efforts, time being of the essence, to correct any reproducible error in the Licensed Software reported to the Licensor by the Licensee within 24 hours of the Licensee's notice to the Licensor of the error.

     7.5 DISCLAIMERS. THE EXPRESS WARRANTIES IN THIS SECTION 7 ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, REGARDING THE LICENSED SOFTWARE, INCLUDING ANY WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, AND NON-INFRINGEMENT OF THIRD PARTY RIGHTS. LICENSEE ACKNOWLEDGES THAT IT HAS RELIED ON NO WARRANTIES OTHER THAN THE EXPRESS WARRANTIES IN THIS AGREEMENT.

     8. INTELLECTUAL PROPERTY RIGHTS; INFRINGEMENT. The Licensor shall take all reasonable action to obtain any patent, Intellectual Property Rights, worldwide intellectual property rights, copyright, or Berne Convention copyrights which may be obtained for the Licensed Software, and which the Licensor, in its sole discretion, determines to seek. Notwithstanding the foregoing, within thirty (30) days of the execution of this Agreement, the Licensor shall apply for copyright registration. The Licensor shall take all reasonable action to prevent infringement of any patent, Intellectual Property Rights, worldwide intellectual property rights, copyright, or Berne Convention copyrights obtained for the Licensed Software, and shall promptly take all reasonable action to halt any such infringement discovered. The cost of enforcing any patent, Intellectual Property Rights, worldwide intellectual property rights, copyright or Berne Convention copyrights of the Licensed Software shall be borne by the Licensor, provided however, that if the infringement is with respect to the use of the Licensed Software in connection with any medical or health-related purpose, business, company, venture, entity or individual, the Licensor and the Licensee shall jointly cooperate to enforce and prosecute any infringement, each bearing one-half (1/2) of such costs and each receiving one-half (1/2) of any settlement or award; provided however, that if the Licensee has terminated this Agreement, the Licensee shall not be responsible for any portion of such costs. In the event that the Licensor fails to take all reasonable actions to prevent infringement of the Licensed Software, the Licensee may, after giving written notice to the Licensor, take such appropriate action at the Licensor's cost and expense.

     The Licensor will indemnify and defend at its own expense any action against the Licensee brought by a third party to the extent that the action is based upon a claim that the Licensed Software infringes any patents or other Intellectual Property Rights, worldwide intellectual property right, copyrights or Berne Convention copyrights, and the Licensor shall pay those costs and damages incurred as a result of a settlement or final non-appealable judgment against the Licensee from a court of competent jurisdiction, and any consequential, indirect, exemplary, special or incidental damages arising from or relating to, any such action, settlement or judgment. The foregoing obligations are conditioned on the Licensee notifying the Licensor promptly in writing of such known action, and Licensee cooperating and, at Licensor's request and expense, assisting in such defense. Notwithstanding the foregoing, the Licensor will have no obligation under this Section 8 with respect to any infringement claim based upon (i) any use by the Licensee of the Licensed Software for a purpose outside the scope of this Agreement, (ii) any use by the Licensee of the Licensed Software in combination with other products, equipment, software, or data not supplied by the Licensor, if without such use the Licensed Software would not have been infringing, or (iii) any modification by the Licensee of the Licensed Software by any person other than the Licensor or its authorized agents or subcontractors, if without such use the Licensed Software would not have been infringing.

     9. TERM AND TERMINATION.

          9.1 TERM. The term of this Agreement begins on September 16, 1998, and will continue indefinitely unless terminated pursuant to Section 9.2.

          9.2 TERMINATION. The Licensee may terminate this Agreement at any time, with or without cause, upon written notice to the Licensor. The Licensor may terminate this Agreement, upon written notice to the Licensee, if (a) the Licensee materially breaches any provision in Section 4 and fails to cure the breach within thirty (30) days after receiving written notice thereof from the Licensor, or (b) the Licensee materially breaches any other provision of this Agreement and fails to cure the breach within sixty (60) days after receiving written notice thereof from the Licensor.


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

          9.3 SURVIVAL. Section 1 ("Definitions"), Section 2 ("License Grant"), Section 3 ("Partially Exclusive Use"), Section 4 ("Restrictions on Use"), Section 6 ("License Fees and Payments"), Section 7 ("Warranties"),
Section 8 ("Intellectual Property Rights: Infringement"), Section 9.3 ("Survival"), Section 10 ("Confidentiality"), and Section 12 ("General") will survive the termination of this Agreement.

     10. CONFIDENTIALITY. Each party shall protect the other's Confidential Information from unauthorized dissemination and use with the same degree of care that such party uses to protect its own like information. Neither party will use the other's Confidential Information for purposes other than those necessary to directly further the purposes of this Agreement. Neither party will disclose to third parties the other's Confidential Information without the prior written consent of the other party. Except as expressly provided in this Agreement, no ownership or license rights is granted in any Confidential Information.

     11. ESCROW AGREEMENT: RIGHTS UPON DEFAULT. Within thirty (30) days after the execution of this Agreement, the Licensor will deposit two (2) copies of the Source Code and Executable Code for the Licensed Software, and all associated flowcharts, decision tables, schematics, Documentation and other technical documentation and information necessary for a reasonably skilled programmer to understand the structure of, correct errors in, and make modifications to such Source Code and Executable Code (the "Escrowed Materials") into escrow with a mutually acceptable third party escrow agent (the "Escrow Agent"). The Licensor must update the Escrowed Materials each time a generally applicable modification, revision, upgrade or enhancement to the Licensed Software is made, which update shall be within thirty (30) days of each such modification, revision, upgrade or enhancement. The cost of maintaining the Escrowed Materials with the Escrow Agent during the term of this Agreement shall be borne equally by the Licensor and the Licensee. In the event that the Licensor fails or refuses to escrow the Escrowed Materials in accordance with this Agreement, the Licensee shall be entitled to injunctive and other equitable relief for such breach or threatened breach of this Section 11 and the Licensor shall be responsible for any and all expenses incurred by the Licensee in enforcing its rights including court costs and reasonable attorneys fees. The Licensee shall be entitled to receive a copy of the Escrowed Materials upon the occurrence of any of the following events: (i) any material failure of the Licensor to perform in accordance with the terms of a maintenance agreement to be entered into between the Licensor and the Licensee for the maintenance of the Licensed Software; (ii) the Licensor: ceases to do business in the normal course; becomes a debtor under any proceeding pursuant to the U.S. Bankruptcy Code; is subject of any state insolvency proceeding such as an assignment for the benefit of creditors; or seeks to sell substantially all of its assets in a bulk sale transaction. In the event of a dispute between the Licensor and the Licensee as to whether the Escrow Agent shall release the Escrowed Materials from escrow, the dispute shall be resolved in accordance with
Section 12.10. During the pendency of such dispute, the Escrowed Materials shall be released to a third party mutually agreed upon by the Licensor and the Licensee for the Licensee's use and benefit of the Escrowed Materials
(the "Third Party"). In the event the Licensor and the Licensee are unable to mutually agree upon the selection of the Third Party, the Licensor and the Licensee shall each designate a third party (the "Designee"), and the Licensor's Designee and the Licensee's Designee shall jointly select the Third Party. In the event the dispute between the Licensor and the Licensee is resolved in favor of the Licensor, the Third Party shall immediately return all copies of the Escrowed Materials to the Escrow Agent, and shall retain no copies of the Escrowed Materials in its files.

     12.  GENERAL.

          12.1 PROPRIETARY RIGHTS. The Licensed Software and Documentation, and all worldwide Intellectual Property Rights therein, are the exclusive property of the Licensor. All rights in and to the Licensed Software not expressly granted to the Licensee in this Agreement are reserved by the Licensor.

          12.2 MAINTENANCE AND SUPPORT. The Licensor has agreed to perform maintenance and support for the Licensed Software for a minimum of one (1) year from the date of execution of a Maintenance Agreement, contemplated by the parties to be executed simultaneously with this Agreement, which will contain the terms of the Licensor's maintenance obligations. The licensor agrees it will not charge in excess of those customarily charged by developers who provide similar services for the maintenance and support (including modifications, upgrades, and enhancements) of the Licensed Software.

          12.3 ASSIGNMENT. The Licensee may not assign or transfer, by operation of law or otherwise, any of its rights under this Agreement to any third party other than the Licensee's Affiliates without the Licensor's prior written consent except pursuant to a transfer of all or substantially all of the Licensee's business and assets, whether by merger, sale of assets, sale of stock or otherwise. Any attempted assignment or transfer in violation of the foregoing will be void.

          12.4 NOTICES. All notices, consents and approvals under this Agreement must be delivered in writing by courier or by certified or registered mail, postage prepaid and return receipt requested, to the other party at the address set forth beneath such party's signature, and will be effective upon receipt or three(3) business days after being deposited in the mail as required above, whichever occurs sooner. Either party may change its address by giving notice of the new address to the other party in accordance with this provision.

          12.5 GOVERNING LAW. The Agreement will be governed by the laws of the State of Maryland without regard to its conflict of laws principles. Any action or proceeding arising from or relating to this Agreement must be brought in Maryland, and each party irrevocably submits to the jurisdiction and venue of a Maryland forum in any such action or proceeding.

          12.6 WAIVERS. All waivers must be in writing. Any waiver or failure to enforce any provision of this Agreement on one occasion will not be deemed a waiver of any other provision or of such provision on any other occasion.


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              12.7 SEVERABILITY. If any provision of this Agreement is
determined to be unenforceable, such provision will be changed and interpreted to accomplish the objectives of such provision to the greatest extent possible under applicable law and the remaining provisions will continue in full force and effect.


              12.8 CONSTRUCTION. The headings of Sections of this Agreement are for convenience only and are not to be used in interpreting this Agreement. As used in this Agreement, the word "including" means "including but not limited to." Unless the context otherwise requires, whenever used in this Agreement, the singular shall include the plural, the plural shall include the singular, and the masculine gender shall include the neuter and feminine genders, and vice versa. Where the context requires the words "and" and "or" means "and/or." and the word "any" means "all" where context requires.

              12.9 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties regarding the subject hereof and supersedes all prior or contemporaneous agreements, understandings, and communications, whether written or oral. This Agreement may be amended only by a written document signed by both parties.

              12.10 ARBITRATION. Any dispute between the Licensor and the Licensee under or in connection with this Agreement, unless otherwise provided in this Agreement, shall be submitted up and settled by binding arbitration under and pursuant to the Maryland Uniform Arbitration Act and the rules and regulations of the American Arbitration Association, and the decision in such arbitration shall be final, conclusive and binding upon each of the parties and judgment may be entered thereon in any court of competent jurisdiction.

              12.11 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall be one and the same instrument.

                             (CONTINUED NEXT PAGE)

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



IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first hereinabove written.



LICENSOR
JASPIN INTERACTIVE, INC.



By:  /s/ GREG FONTAINE
--------------------------
Name: Greg Fontaine
lts
Address:
46859 Harry Byrd Highway
Suite 301
Sterling, VA 20164
Phone: 703-421-7800


LICENSEE
AMERICA'S DOCTOR, INC.



By: /s/ SCOTT RIFKIN
------------------------
lts:
Address:
11403 Cronridge Drive, Suite 200
Owings Mills, MD 21117
Phone: 410-581-1189
Fax: 410-581-1571


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

                   Schedule 3.11: Intellectual Property Rights


The following is a complete list of the Intellectual Property Rights of the Corporation and except as listed below, there are not Intellectual Property Rights necessary or required to enable the Corporation to carry on its respective business as now conducted and as presently proposed to be conducted.

1. A fully-paid, partially-exclusive, in perpetuity license with Jaspin Interactive, the terms of which have been agreed to. The written agreement in draft form is attached to Schedule 3.10.

2. The Corporation has filed for various trademark protections. Attached as an exhibit is the client status report from the Corporation's trademark counsel detailing the filings of various names, phrases, etc. for trademark protection by the Corporation.

3. The Corporation is currently using the registered domain names of www.americasdoctor.com., wwwamericasdoctors.org and www.americasdoctors.net.

4. On or about November 4, 1998, the Corporation received one telephone call from a representative of Empower Health Corporation, the owners of a health-related web site affiliated with Dr. C. Everett Koop to inquire about the corporate name. The representative stated that Dr. Koop has used the term "America's Doctor" when referring to himself. The Corporation informed this representative of the trademark filings and the absence of Dr. Koop's "common law usage" in any of various trademark searches. The Corporation has not been contacted again from this or any other individual affiliated with Dr. Koop regarding this matter. There was no reference to "America's Doctor" at that time on the Empower Health Corporation web site. Subsequent to that conversation, the Corporation's outside counsel hired an investigator to investigate the claims of Dr. Koop and Dr. Dean Edell, respectively (see below).

5. Attached hereto is an investigative report dated November 20, 1998, written at the request of the Corporation upon learning of the alleged use of "America's Doctor" by Dr. Koop and the appearance of "America's Doctor" on Dr. Edell's web site in connection with the sale of eyeglasses and regarding any potential infringement of intellectual property rights by use of the name "America's Doctor."